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                                                                   EXHIBIT 23.02


             Consent of Ernst & Young LLP, Independent Auditors

      We consent to the incorporation by reference in the Registration Statement on Form S-8 of At Home Corporation pertaining to the options and purchase rights issued under the DataInsight, Inc. 1998 Equity Incentive Compensation Plan and assumed by the Registrant in connection with its acquisition of DataInsight, Inc., of our report dated January 20, 2000, with respect to the consolidated financial statements and schedule of At Home Corporation, included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                               /s/ ERNST & YOUNG LLP
San Jose, California
August 28, 2000